Exhibit 99.1

Alector Announces Departure of Chief Business Officer

•	Sabah Oney steps down as from a role held since January 2018; joined Alector in October 2016
•	The departure will be effective February 1, 2021; will assist in transition until May 3, 2021

SOUTH SAN FRANCISCO, Calif., Jan. 20, 2021 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced that chief business officer (CBO), Sabah Oney, Ph.D., will be leaving the Company to pursue other opportunities.

Shehnaaz Suliman M.D., MBA, M.Phil., president and chief operating officer, will serve as interim CBO, overseeing the business development, finance, communications, facilities, and IT departments. The transition will be effective as of February 1, 2021 and Dr. Oney will remain as an employee and advisor to Alector until May 3, 2021.

“Alector was a private, pre-clinical biotech company with less than 20 employees when Sabah joined in 2016. Since then, the Company has continued to grow quickly, thanks in part to Sabah’s leadership,” said Arnon Rosenthal, Ph.D., co-founder and chief executive officer of Alector. “On behalf of the entire Board and executive team, we thank Sabah for his contributions at several critical stages for the company and wish him well in all future endeavors.”

“I am proud to have been part of Alector these past four years. It has been a privilege to support the growth of this dynamic and truly innovative company,” said Dr. Oney. “I am confident the team will continue building on the strong foundation already established and maintain the Company’s momentum as it seeks to discover and deliver innovative therapies for some of the most devastating neurodegenerative diseases.”

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. The Company is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Immunoneurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. The Company’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the Company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions, Alector and its business as set forth in Alector’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2020, as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Contacts

Media:

Erica Jefferson

Vice President, Communications and Public Affairs

Alector, Inc.

301-928-4650

erica.jefferson@alector.com

1AB

Dan Budwick

973-271-6085

dan@1abmedia.com

or

Investors:

Alector, Inc.

ir@alector.com